Exhibit 23


         CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Northern Empire Bancshares

We consent to the incorporation by reference in Registration Statement No. 333-33076 on Form S-8 of Northern Empire Bancshares and Subsidiary of our report dated March 13, 2006, with respect to the consolidated balance sheets of Northern Empire Bancshares and Subsidiary as of December 31,
2005 and 2004, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and in our same report, with respect to Northern Empire Bancshares and Subsidiary management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which report is included in this annual report on Form 10-K of Northern Empire Bancshares and Subsidiary for the year ended December 31, 2005.


/s/ Moss Adams LLP

Santa Rosa, California
March 14, 2006